UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2008

LEGEND MEDIA, INC.
(Exact name of Registrant as specified in its charter)

Nevada	333-138479	87-0602435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9663 Santa Monica Blvd. #952
Beverly Hills, CA	90210
(Address of Principal Executive Offices)	(Zip Code)

(310) 933-6050
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

On May 8, 2008, Legend Media, Inc. (the "Company") entered into a Share Purchase Agreement with Well Chance Investments Limited, its wholly-owned subsidiary and a British Virgin Islands company (the "Purchaser"), Music Radio Limited, a British Virgin Islands company (the "Seller"), and all of the shareholders of the Seller (the "Shareholders") pursuant to which the Purchaser agreed to purchase (the "Purchase") 80% of the common stock of Legend Media Tianjin Investment Company Limited, a British Virgin Islands company and a wholly-owned subsidiary of the Seller (the "Target").

As consideration for the Purchase, the Purchaser will deliver cash and shares of the Company's common stock to an escrow agent (the "Escrow Agent") mutually designated by the Purchaser and the Seller, as follows: (a) upon closing of the Purchase, shares of the Company's common stock with an aggregate value of U.S.$7,160,714 based on the weighted average trading price of the Company's common stock for the 90 trading days immediately before May 8, 2008 (1,892,559 shares) (the “Escrowed Shares"), and (b) within 28 days after closing of the Purchase, U.S.$2,000,000 (the "Escrowed Cash"). The Escrowed Shares and the Escrowed Cash will be held in escrow pursuant to the terms of an escrow agreement to be entered into among the Purchaser, the Seller and the Escrow Agent prior to the closing of the Purchase. The Escrowed Shares and the Escrowed Cash will be released to the Seller or returned to the Purchaser depending on the occurrence of certain events following the closing as described below.

All of the Escrowed Cash and Escrowed Shares with an aggregate value of U.S.$2,160,714 will be released to the Seller if, on or before December 31, 2008: (a) an entity wholly-owned by the Shareholders (the "Advertising Entity") enters into an agreement, in form and content acceptable to the Purchaser (the "Advertising Agreement"), pursuant to which (1) the Advertising Entity is granted the exclusive right to market and sell all broadcast advertising for a radio station located in Tianjin, China, (2) the term of such exclusivity is at least two years and (3) any fees payable for any subsequent 12-month period by the Advertising Entity under the Advertising Agreement shall not be increased by more than 20% of the fees payable in the first 12-month period; and (b) the Advertising Entity and/or the Shareholders have entered into certain contracts (the "Control Agreements") designated by the Purchaser, in form and content acceptable to the Purchaser, that contain one or more of the following provisions: (i) an entity indirectly owned by the Target (the "Target Subsidiary") is granted the exclusive right to provide technical consulting and other services to the Advertising Entity; (ii) the Target Subsidiary is granted the right to vote the shares of the Advertising Entity held by the Shareholders; (iii) the Shareholders agree to transfer their shares of the Advertising Entity to the Target Subsidiary or its designee upon the occurrence of certain events of breach or default; (iv) the Target Subsidiary is granted an option to purchase the shares of the Advertising Entity held by the Shareholders; (v) the Target Subsidiary is granted powers-of-attorney to act on behalf of the Shareholders with respect to the Advertising Entity in connection with any of the matters described in clauses (i) through (iv) above; and (vi) the Shareholders agree to certain non-disclosure and non-competition obligations. If the Advertising Agreement and the Control Agreements are not executed on or before December 31, 2008, all of the Escrowed Cash and all of the Escrowed Shares will be returned to the Purchaser.

If all of the Escrowed Cash and a portion of the Escrowed Shares have been released to the Seller as described above, then the balance of the Escrowed Shares (U.S. $5,000,000) will be released within 90 days following December 31, 2008 as follows based upon the audited gross revenues of the Advertising Entity for the period from June 1, 2008 through December 31, 2008 (the "2008 Revenues"): (a) if the 2008 Revenues equal 90% or more of RMB 8.75 million, then all of the remaining Escrowed Shares will be released to the Seller; (b) if the 2008 Revenues equal less than 90% but more than 60% of RMB 8.75 million, then the Seller is entitled to receive a portion of the Escrowed Shares based upon the amount of the 2008 Revenues determined by a formula set forth in the Purchase Agreement, and the Purchaser is entitled to receive the balance; and (c) if the 2008 Revenues are less than or equal to 60% of RMB 8.75 million, then the remaining Escrowed Shares will be returned to the Purchaser.

The Shareholders have agreed to several covenants in the Purchase Agreement. Among other things, the Shareholders have agreed to: (a) assist in procuring and maintaining required licenses for the business of certain specified companies until the earlier of May 8, 2011 and the termination of their employment with such specified companies; (b) assist in making required tax related filings; (c) not sell, transfer or encumber the retained shares of the Target owned by the Shareholders without the prior written consent of the Purchaser; and (d) together with their affiliates, not engage in any business related to radio advertising except as conducted through the Target Subsidiary, the Advertising Entity or another newly-formed entity, the revenues and profits of which may be consolidated into the financial statements of the Company according to U.S. generally accepted accounting principles. In addition, one of the Shareholders has agreed to serve as a member of executive management of the Company and cause certain parties affiliated with such Shareholder to act in a manner consistent with his obligations as a member of executive management of the Company, including (but not limited to) refraining from conducting competitive activities. The parties to the Purchase Agreement have excluded certain activities of two affiliates of one of the Shareholders from the covenants described herein. In addition, pursuant to the terms of the Purchase Agreement, the Shareholders are prohibited from selling or transferring any Escrowed Shares received in the Purchase within 12 months following their receipt thereof. After expiration of such lock-up period, the Shareholders have agreed to sell the Escrowed Shares received in the Purchase, after consultation with the Purchaser's broker or the Company, in a manner consistent with maintaining an orderly market in the Company's common stock.

Additionally, the Purchase Agreement contains several conditions to closing, which include (but are not limited to) obtaining necessary consents of or making necessary filings with governmental authorities, delivery by the Seller of written resignations of certain individuals from positions with the Target and other companies, the appointment of specified individuals as directors of the Target and other companies, the execution of an escrow agreement for the Escrowed Shares and the Escrowed Cash, a capital injection into the Target Subsidiary equal to 15% of its registered capital and the execution of the Control Agreements. The Purchase Agreement contains certain other provisions which are customary for agreements of this nature, such as representations, warranties, non-disclosure covenants and indemnities.

Each of the parties may terminate the Purchase Agreement before closing upon the occurrence of certain events and the Purchaser unilaterally may terminate the Purchase Agreement, the escrow agreement and the Control Agreements after closing of the Purchase if the Advertising Entity does not enter into the Advertising Agreement on or before December 31, 2008. Upon termination in the latter case, the parties shall be restored to the status quo existing before the closing of the Purchase, including the return to the Purchaser of the Escrowed Shares and the Escrowed Cash.

The parties expect to close the Purchase on May 15, 2008. Due to the conditions precedent to closing, including those set out above, and the risk that these conditions precedent will not be satisfied, there is no assurance that the Company will close the Purchase.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the complete document, a copy of which is filed as an exhibit hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit #	Description
10.1	Share Purchase Agreement, dated as of May 8, 2008, among Legend Media, Inc., Well Chance Investments Limited, Music Radio Limited, Ju Baochun and Xue Wei

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGEND MEDIA, INC.

Date: May 12, 2008	By:	/s/ Jeffrey Dash
Jeffrey Dash
Chief Executive Officer